As filed with the Securities and Exchange Commission on June 27, 2007
Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

Atrion Corporation
(Exact name of Registrant, as specified in its charter)

Delaware	63-0821819
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Allentown Parkway
Allen, Texas 75002
(Address of principal executive offices)
______________________________

Atrion Corporation
Non-Employee Director Stock Purchase Plan
(Full title of the plan)
______________________________

Emile A. Battat
Chairman and Chief Executive Officer
One Allentown Parkway
Allen, Texas  75002
(Name and address of agent for service)
(972) 390-9800
(Telephone number, including area code, of agent for service)
(With a copy to:) B.G. Minisman, Jr. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Suite 1600 420 20th Street North Birmingham, Alabama 35203
______________________________
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.10 par value	2,500 shares	$96.485	$241,213	$7.41
(1)           Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Company's Common Stock that become issuable under the above-named plan by reason of any stock splits, stock dividends or similar transactions.
(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of $96.485 per share, the average of the high and low prices of the Common Stock as quoted on the Nasdaq Global Market on June 22, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the Atrion Corporation Non-Employee Director Stock Purchase Plan (the "Plan") as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not required to be, and are not being, filed by Atrion Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company pursuant to the requirements of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference into this Registration Statement:

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 9, 2007.

(b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year ended December 31, 2006.

(c)  The description of securities contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 10, 2006.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Telephone and written requests should be directed to Atrion Corporation, Attn:  Jeffery Strickland, Vice President, Chief Financial Officer and Secretary-Treasurer, One Allentown Parkway, Allen, Texas  75002, (972) 390-9800.

Item 4.  Description of Securities.

  Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article  XI of  the  Registrant's  Certificate  of  Incorporation  contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's liability for  monetary  damages  for a  breach  of  fiduciary  duty,  except  in  certain circumstances involving wrongful acts such as the breach of a director's duty of loyalty  or acts or  omissions  involving  intentional  misconduct  or a knowing violation of law.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Eleven of the Company's certificate of incorporation includes such a provision.

The Company also maintains liability insurance for directors and officers, as authorized by Section 145 of the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed.

  Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Atrion Corporation Non-Employee Director Stock Purchase Plan
4.2	Atrion Corporation 2006 Equity Incentive Plan, incorporated by reference to Schedule 14A filed April 6, 2006 (File No. 000-10763)
4.3	Atrion Corporation 1997 Stock Incentive Plan, incorporated by reference to the Company's Form S-8 filed June 10, 1998 (File No. 333-56509)
4.4	Atrion Corporation 1998 Outside Directors Stock Option Plan, incorporated by reference to the Company's Form S-8 filed June 10, 1998 (File No. 333-56511)
4.5
Rights Agreement, dated as of August 7, 2006, between the Company and the Rights Agent, incorporated by reference to the Company’s Registration Statement on Form 8-A, filed with the Commission on August 10, 2006 (File No. 001-32982)

5.1	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
10.1	Form of Non-Employee Director Stock Purchase Plan Election Form
23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., contained in Exhibit 5.1
23.2	Consent of Grant Thornton LLP
24	Power of Attorney, included on signature page

Item 9.  Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that sections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas on June 27, 2007.

ATRION CORPORATION

By:          /s/ Jeffery Strickland
Its:          Vice President, Chief Financial Officer and
Secretary-Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Emile A. Battat and Jeffery Strickland, and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and  agents full  power and  authority  to do and perform  each and every  act and  thing  requisite  and  necessary  fully to all intents and  purposes as he might or could do in person  thereby  ratifying  and confirming all that said  attorneys-in-fact  and agents or any of them, or their or his substitutes or substitute,  may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Emile A. Battat	Chairman of the Board and	June 27, 2007
Emile A. Battat	Chief Executive Officer

/s/ David A. Battat	President and Chief Operating Officer	June 27, 2007
David A. Battat

/s/ Jeffery Strickland	Vice President, Chief Financial	June 27, 2007
Jeffery Strickland	Officer and Secretary-Treasurer

__________________	Director	June , 2007
Hugh J. Morgan, Jr.

/s/ Roger F. Stebbing	Director	June 27, 2007
Roger F. Stebbing

/s/ John P. Stupp, Jr.	Director	June 27, 2007
John P. Stupp, Jr.

/s/ Ronald N. Spaulding	Director	June 27, 2007
Ronald N. Spaulding

EXHIBIT INDEX

Exhibit Number	Description
4.1	Atrion Corporation Non-Employee Director Stock Purchase Plan
4.2	Atrion Corporation 2006 Equity Incentive Plan, incorporated by reference to Schedule 14A filed April 6, 2006 (File No. 000-10763)
4.3	Atrion Corporation 1997 Stock Incentive Plan, incorporated by reference to the Company's Form S-8 filed June 10, 1998 (File No. 333-56509)
4.4	Atrion Corporation 1998 Outside Directors Stock Option Plan, incorporated by reference to the Company's Form S-8 filed June 10, 1998 (File No. 333-56511)
4.5
Rights Agreement, dated as of August 7, 2006, between the Company and the Rights Agent, incorporated by reference to the Company’s Registration Statement on Form 8-A, filed with the Commission on August 10, 2006 (File No. 001-32982)

5.1	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
10.1	Form of Non-Employee Director Stock Purchase Plan Election Form
23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., contained in Exhibit 5.1
23.2	Consent of Grant Thornton LLP
24	Power of Attorney, included on signature page

Exhibit 4.1

ATRION CORPORATION

NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

1.  Purpose; Effective Date.  Atrion Corporation (the “Company”) has established this Non-Employee Director Stock Purchase Plan (the “Plan”) to provide a convenient method by which non-employee directors of the Company (the “Directors”)  may purchase shares of Common Stock of the Company (“Shares”) at fair market value by voluntarily electing to receive  Shares in lieu of fees otherwise payable to them in cash for service as a director or Member of a Committee of the Board of Directors (the “Fees”).  The Plan is effective as of the date it is approved by the Board of Directors (the “Board”).

2.  Administration.

2.1.  The Plan will be interpreted and administered by the Compensation Committee of the Board (the “Committee”), the actions and interpretations of which will be final and binding.

2.2.  The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan:

2.2.1  To establish, amend and revoke rules and procedures relating to the Plan (for example, but not by way of limitation, with respect to Director elections to participate in the Plan and the delivery of Shares) as it may deem necessary or appropriate for the administration of the Plan;

2.2.2  To make any and all determinations as it may deem necessary or appropriate for the administration of the Plan;

2.2.3  To approve a form of election form to be used in conjunction with the Plan; and

2.2.4  To delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company, including with respect to the day-to-day administration of the Plan.

3.  Election to Receive Shares in Lieu of Fees.

3.1.  During the thirty (30) days immediately following the approval of this Plan with respect to the Fees payable during the period beginning July 1, 2007 and ending December 31, 2007 and in December of each year with respect to the Fees payable during the next succeeding calendar year, each Director shall be given the opportunity to elect to receive Shares in lieu of some or all of the Fees that would otherwise be payable to him or her.

3.2.  The foregone Fees will be converted into Shares based on the closing sales price of a share of Common Stock on the date such Fees would otherwise have been payable to the Director as reported by (a) any national securities exchange on which the shares of Common Stock are traded or (b) The Nasdaq Stock Market or, if no shares of Common Stock are traded on such exchange or system on such date, then on the next preceding date on which any shares of Common Stock were traded on such exchange or system on the day the applicable foregone Fees otherwise would be paid.

3.3.  Until and unless otherwise determined by the Committee, each Director’s election pursuant to Section 3.1 shall be irrevocable for the calendar year to which it relates.

1

4.  Delivery of Shares.

4.1.  Shares paid out to a Director under the Plan will be electronically delivered to the Director’s broker as indicated in the Director’s election form or, if no broker is so indicated, to the Director’s broker of record (as listed in the Company’s records at the time of delivery) as soon as administratively practicable after the date the foregone Fees otherwise would have been payable to such Director.

4.2.  Payouts of Shares under the Plan will be in the form of whole Shares only; the balance of any foregone Fees not payable in whole Shares will be paid in cash.

5.  Amendment or Termination of the Plan. The Committee may, at any time and for any reason, amend or terminate the Plan.

6.  No Guarantee of Future Service. Nothing in the Plan will provide Directors any guarantee or promise of continued service on the Board.

7.  Tax Withholding. Any income recognizable by a Director as a result of distribution under the Plan will be reported by the Company on a Form 1099 or other appropriate forms.

8.  Choice of Law. All questions concerning the construction, validity, and interpretation of the Plan will be governed by the law of the State of Texas, exclusive of the conflict of laws provisions thereof.

9.  Headings. The headings in the Plan are for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning hereof.

2

Exhibit 5.1
[Letterhead]

June 27, 2007

Atrion Corporation
One Allentown Parkway
Allen, TX  75002

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Atrion Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 2,500 shares of the Company's common stock (the "Shares"), issuable under the terms of the Atrion Corporation Non-Employee Director Stock Purchase Plan as referenced in the Registration Statement (the "Plan").

In connection therewith, we have relied upon, among other things, our examination of the Company’s charter and bylaws and such other documents, records of the Company, and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

(i)	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

(ii)	The Shares covered by the Registration Statement have been duly authorized for issuance and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to, and to the use of our name in, the Registration Statement.

Very truly yours,
BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC

By:  /s/ B.G. Minisman
Its:  Authorized Representative

Exhibit 10.1

ATRION CORPORATION
NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

FORM OF STOCK PURCHASE ELECTION FORM

In order to provide non-employee directors ("Directors") with a convenient method of purchasing shares of Common Stock, Atrion Corporation (the "Company") established the Atrion Non-Employee Director Stock Purchase Plan (the "Plan") which allows the Directors to elect to receive fully-vested shares in lieu of some or all of their fees.  The foregone fees are converted into shares of Common Stock of the Company based on the shares' fair market value on the day the applicable fees otherwise would be paid.  The shares will not be considered a "purchase" that is subject to liability under Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), but will be subject to Section 16 reporting.

In accordance with the provisions of the Plan, the undersigned Director hereby makes the following elections with respect to cash fees payable for services as a Director or member of a committee of the Board of Directors ("Fees"):

Important — Deadline for Completion and Submission of Election Form: Pursuant to rules established by the Company, you may elect to receive shares in lieu of some or all of the Fees payable to you during the period beginning on [               ] and ending on [               ].  This Election Form must be completed and returned to the Company no later than [               ].

1.           Election to Receive Stock

I elect to receive shares of Common Stock of the Company in lieu ofpercent of the Fees that otherwise would be payable to me during the period beginning on [               ] and ending on [               ].

2.           Revocation of Election

After the Election Form submission deadline indicated above, my election is final and binding for the remainder of [               ].

3.           Delivery Instructions (Please check the appropriate box)

□ Electronic Delivery

Please deliver all shares to:

Account Number: __________________________________

Broker Name: _____________________________________

Broker Contact (Phone Number): ______________________

Broker Contact (E-mail): _____________________________

□ Delivery of Certificate

Please deliver the certificate for all shares to the following address:

1

___________________________________
___________________________________
___________________________________
___________________________________

Payout will be in the form of whole shares of Common Stock of the Company with the balance in cash.

4.           Taxation

The fair market value of the shares you receive in lieu of Fees will be taxable to you as ordinary income.  As with cash payments of Fees, the Company will report the income to you on a Form 1099.  The amount of income you will recognize on the receipt of the shares will be the same amount you would recognize if you elected to receive Fees in cash.  If you are a taxpayer in countries other than the United States, you may be subject to additional tax obligations.

5.           Acknowledgement

I understand that my decision to elect to receive shares in lieu of the Fees payable to me during the period beginning on [               ]  and ending on [               ]  may not be revoked or otherwise changed.  I understand that I will recognize ordinary income on the fully-vested shares, which will be reported to me on a Form 1099.

I understand that the Compensation Committee shall have the discretion to make all determinations and decisions regarding this election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void. In such an event, any Fees subject to this election will be paid in cash when they otherwise become due and owing.

Director: _____________________________________

_______________________________________
(Print name)

_______________________________________
(Social Security Number)

_______________________________________
(Date)

2

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 9, 2007, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Atrion Corporation on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Dallas, Texas
June 27, 2007